EXHIBIT 8.1

WARNER NORCROSS & JUDD LLP
Attorneys At Law
900 Old Kent Building
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2489
Telephone: (616) 752-2000
Fax: (616) 752-2500

December 23, 1999

Old Kent Financial Corporation	Grand Premier Financial, Inc.
111 Lyon Street N.W.	486 W. Liberty Street
Grand Rapids, Michigan 49503	Wauconda, Illinois 60084

                    You have each requested our opinion regarding the federal income tax consequences of the proposed affiliation of Grand Premier Financial, Inc. ("Grand Premier") with Old Kent Financial Corporation ("Old Kent") through the proposed merger (the "Merger") of Grand Premier with and into OK Merger Corporation ("MergerSub") under the terms of an Agreement and Plan of Merger dated as of September 9, 1999 (the "Merger Agreement"), among Old Kent, MergerSub and Grand Premier, followed by the liquidation of MergerSub. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

                    Grand Premier will be merged with and into MergerSub under the laws of the states of Michigan and Delaware and in accordance with the Merger Agreement. In the Merger, all of the issued and outstanding shares of Grand Premier Capital Stock will be converted into shares of Old Kent Capital Stock. Immediately after the Merger, MergerSub will be liquidated and dissolved, and all of its assets and liabilities will be transferred to and assumed by Old Kent. In addition, immediately following the Merger and the liquidation and dissolution of MergerSub, Old Kent intends to merge the bank subsidiaries of Grand Premier into Old Kent's bank subsidiary, Old Kent Bank.

                    This opinion is based upon facts regarding the Merger as described in the Prospectus and Proxy Statement contained in the Registration Statement, and on the following assumptions:

1. The board of directors of Old Kent believes that an affiliation of Grand Premier with Old Kent will assist Grand Premier in becoming a more effective competitor in its market through access to greater financial and managerial resources and permit Old Kent to better serve its customers.

2. The fair market value of the Old Kent Capital Stock to be received by each Grand Premier stockholder will be approximately equal to the fair market value of the Grand Premier Capital Stock surrendered in the exchange.

WARNER NORCROSS & JUDD LLP

Old Kent Financial Corporation
Grand Premier Financial, Inc.
December 23, 1999

3. Old Kent has no plan or intention to reacquire any of the Old Kent Capital Stock issued in the transaction, other than purchases of stock in the open market in the normal course of business executed through an independent broker in which Old Kent is not aware of the identity of any seller. Old Kent did not create and has not modified its stock repurchase program in connection with the acquisition of Grand Premier.

4. Old Kent will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Grand Premier immediately prior to the transaction. For purposes of this assumption, amounts used by Grand Premier to pay its reorganization expenses, amounts paid by Grand Premier to stockholders who receive cash or other property and all redemptions and distributions (except for regular, normal dividends) made by Grand Premier immediately preceding the transaction will be included as assets of Grand Premier held immediately prior to the transaction.

5. Old Kent will acquire solely for voting stock property of Grand Premier having a fair market value which is at least 80% of the fair market value of all of the property of Grand Premier.

6. Old Kent has formed MergerSub solely for the purpose of the acquisition transaction. MergerSub will not engage in any business other than as necessary incident to its merger into Grand Premier.

7. Immediately after the Merger, Old Kent will liquidate and dissolve MergerSub as part of an overall plan for Old Kent to acquire the assets of Grand Premier.

8. Old Kent has no plan or intention to sell or otherwise dispose of any of the assets of Grand Premier acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

9. The liabilities of Grand Premier to be assumed by Old Kent and the liabilities to which the assets of Grand Premier to be transferred are subject were incurred by Grand Premier in the ordinary course of its business.

WARNER NORCROSS & JUDD LLP

Old Kent Financial Corporation
Grand Premier Financial, Inc.
December 23, 1999

10. Following the transaction, Old Kent will continue the historic business of Grand Premier or use a significant portion of Grand Premier's historic business assets in a business.

11. Each of Old Kent, Grand Premier, and the stockholders of Grand Premier will pay their respective expenses, if any, incurred in connection with the transaction.

12. There is no intercorporate indebtedness existing between Old Kent and Grand Premier that was issued, acquired, or will be settled at a discount.

13. No party to the transaction is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

14. Old Kent does not own, nor has it owned during the past five years, any shares of the stock of Grand Premier.

15. On the date of the transaction, the fair market value of the assets of Grand Premier will exceed the sum of its liabilities, if any, to which the assets are subject.

16. Grand Premier is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

17. None of the compensation or other payments received by any stockholder-employees of Grand Premier will be separate consideration for or allocable to, any of their shares of Grand Premier Capital Stock; none of the shares of Old Kent Capital Stock received by any stockholder-employees of Grand Premier will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

18. The payment of cash to holders of Grand Premier Common Stock in lieu of fractional shares of Old Kent Common Stock will not be separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares.

WARNER NORCROSS & JUDD LLP

Old Kent Financial Corporation
Grand Premier Financial, Inc.
December 23, 1999

                     Based on the facts and assumptions set forth above, and subject to the limitations and conditions identified in this opinion, it is our opinion that the Merger of Grand Premier into MergerSub will be disregarded and the merger and the liquidation of MergerSub by Old Kent will be treated for federal income tax purposes as the acquisition by Old Kent of substantially all of the assets of Grand Premier in exchange for Old Kent Capital Stock and the assumption by Old Kent of the liabilities of Grand Premier followed by a distribution from Grand Premier to its stockholders of the Old Kent Capital Stock in exchange for their Grand Premier Capital Stock in a transaction qualifying as a reorganization under Section 368(a) of the Code. Grand Premier and Old Kent will each be Aa party to a reorganization" within the meaning of Section 368(b). In addition:

1. No gain or loss will be recognized by Old Kent upon the receipt by Old Kent of the assets of Grand Premier in exchange for the Old Kent Capital Stock and the assumption by Old Kent of the liabilities of Grand Premier.

2. The basis of the assets of Grand Premier to be received by Old Kent will be the same as the basis of those assets in the hands of Grand Premier immediately prior to the transaction.

3. The holding period of the assets of Grand Premier to be received by Old Kent will include the holding period of those assets in the hands of Grand Premier.

4. No gain or loss will be recognized by the holders of Grand Premier Capital Stock upon the receipt of Old Kent Capital Stock in exchange for all of their shares of Grand Premier Capital Stock, except to the extent of any cash received in lieu of a fractional share of Old Kent Capital Stock.

5. The basis of the Old Kent Capital Stock (including fractional share interests) to be received by holders of the Grand Premier Capital Stock will, in each instance, be the same as the basis of the respective shares of Grand Premier Capital Stock surrendered in exchange therefor.

6. The holding period of the Old Kent Capital Stock to be received by holders of Grand Premier Capital Stock will, in each instance, include the period during which the Grand Premier Capital Stock surrendered in exchange therefor was held, provided that the

WARNER NORCROSS & JUDD LLP

Old Kent Financial Corporation
Grand Premier Financial, Inc.
December 23, 1999

Grand Premier Capital Stock was, in each instance, held as a capital asset in the hands of the stockholders of Grand Premier at the Effective Time.

                    We express no opinion about the tax treatment of the transaction under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of, or the effects resulting from, the Merger that are not specifically covered above.

                    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement.

                    This opinion is rendered for the purposes of Item 21 of Form S-4 and Item 601 of Regulation S-K, may be relied upon only by you and the Commission and may not be used, quoted or referred to or filed for any other purpose without our prior written permission.

WARNER NORCROSS & JUDD LLP By /s/ Stephen R. Kretschman Stephen R. Kretschman, a Partner